Exhibit 5.1

333 West Wolf Point Plaza

Chicago, IL 60654

United States

+1 312 862 2000

www.kirkland.com

March 6, 2026

Sylvamo Corporation

6077 Primacy Parkway

Memphis, Tennessee

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to Sylvamo Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3ASR (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof related to 6,312,454 shares of the Company’s common stock, par value $1.00 per share, that may be offered by certain stockholders of the Company (the “Shares”), together with the preferred share purchase rights (the “Rights” and, together with the Shares, the “Securities”) associated therewith. The terms of the Rights are set forth in the Rights Agreement, dated as of November 10, 2025 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent.

In reaching the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates, resolutions and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the minutes and records of the corporate proceedings of the Company, including certain resolutions adopted by the Board of Directors (the “Board”) of the Company, (iii) the Rights Agreement, and (iv) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies, (iii) the legal capacity of all natural persons, (iv) the genuineness of all signatures, (v) the authority of all persons signing all documents submitted to us on behalf of the parties thereto, (vi) that all information contained in the documents reviewed by us is true, correct and complete and (vii) that the Rights were issued in accordance with the terms of the Rights Agreement. We have not independently established or verified any facts material to the opinions expressed, but have relied upon statements and representations of officers or other representatives of the Company.

Sylvamo Corporation

March 6, 2026

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein and having due regard for the legal considerations we deem relevant, we are of the opinion that: (i) the Shares have been duly authorized, validly issued and fully paid and are non-assessable and (ii) the Rights associated with the Shares have been duly authorized and validly issued.

With respect to our opinion concerning the Rights in clause (ii) above, we express no opinion regarding the Rights Agreement or whether or not the Board in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent with its fiduciary duties under applicable law, and such opinion is based upon the assumption that such adoption and issuance were consistent with such duties. Furthermore, this opinion does not address the determination a court may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or the purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof. This opinion is furnished to you in connection with the filing of

Sylvamo Corporation

March 6, 2026

the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP